EXHIBIT 5

                   [LETTERHEAD OF THE DIAL CORPORATION]


June 11, 1998


The Dial Corporation
15501 North Dial Boulevard
Scottsdale, Arizona 85260-1619

          RE: Registration Statement on Form S-8 for The Dial Corporation Amended and Restated Management and Directors Deferred Compensation Plans

Ladies and Gentlemen:

     This opinion is delivered in connection with the registration by The Dial Corporation, a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), as amended, of (i) $17,000,000 of unsecured obligations (the "Deferred Compensation Obligations") of the Company to pay deferred compensation in the future in accordance with the terms and conditions of the Company's Amended and Restated Management Deferred Compensation Plan and Amended and Restated Directors Deferred Compensation Plan (the "Plans"); and (ii) 150,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), together with the associated preferred stock purchase rights (the "Rights"), issuable pursuant to the Plans.

     In arriving at this opinion, I have examined such corporate instruments, documents, statements and records of the Company, and I have examined such statutes and regulations and have conducted such legal analysis, as I have deemed relevant, necessary and appropriate for the purposes of this opinion. I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all the documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on the foregoing, I am of the opinion that:

     1. the Deferred Compensation Obligations have been duly authorized and, when the Registration Statement and any amendments thereto filed with the Securities and Exchange Commission have become effective, and contributions are credited to the accounts of participants in accordance with the terms and conditions of the Plans, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms and the terms and conditions of the Plans, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws or general applicability relating to or affecting enforcement of creditors' rights or by general equity principles; and

     2. the 150,000 shares of Common Stock to be issued pursuant to the Registration Statement, together with the associated Rights, have been duly authorized and, when issued and delivered by the Company in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable securities of the Company.

     I hereby consent to the reference to my name in the Registration Statement and further consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

     The opinion expressed herein is solely for your benefit in connection with the Registration Statement and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without my prior written consent.

                                         Very truly yours,

                                         /s/ Jane E. Owens
                                         --------------------------------
                                         Jane E. Owens
                                         Senior Vice President, Secretary
                                         and General Counsel